Exhibit 99.1

For more information contact:

Jeffrey W. Farrar

Executive Vice President and Chief Financial Officer

(434) 964-2217

VIRGINIA FINANCIAL GROUP and FNB CORPORATION

COMPLETE MERGER

Charlottesville, Virginia, February 28, 2008 – StellarOne Corporation (NASDAQ: STEL) today announced it has completed the merger of equals between Virginia Financial Group, Inc. (VFG) and FNB Corporation (FNB). Along with completing the merger of equals, the combined companies have adopted the StellarOne Corporation name, and the new company will begin trading today on the NASDAQ Global Select Market under its new symbol STEL. StellarOne Corporation’s new corporate headquarters is now based in Charlottesville, Virginia. In addition, the combined bank will be called StellarOne Bank, operating as StellarOne, when the company’s three subsidiary banks are consolidated into a single subsidiary bank in late May of this year. StellarOne, which will be based in Christiansburg, Virginia, will be the largest independent commercial bank headquartered in Virginia, with total assets of more than $3 billion and total deposits exceeding $2.3 billion. When the subsidiary banks are consolidated, StellarOne customers will be able to conduct their banking business at 64 full-service branches located in contiguous markets stretching from the New River Valley up through the Shenandoah Valley and into central and north central Virginia.

“We are extremely gratified by the patience and support of our shareholders, customers, and employees during this period of transition that began with our announcement to join forces last July,” commented O. R. (Ed) Barham, Jr., President and Chief Executive Officer of StellarOne Corporation. “Our merger of equals will allow us to reap the rewards of enhanced operational efficiencies largely due to economies of scale, improved product and service offerings, and strong human capital, all critical components in the execution of our strategic business plan,” continued Barham.

William P. Heath, Jr., Chairman of the Board of StellarOne Corporation, stated, “The executive teams from both companies went through an intense, data-driven process by which to select the name of StellarOne Corporation. We are confident that this new name reflects our increased focus on the highest standard of excellence, partnership, and service, which we will offer in the communities we serve. Our commitment is to provide stellar community banking across the Commonwealth of Virginia.”

Under the terms of the merger agreement, former FNB shareholders will receive 1.5850 shares of StellarOne Corporation common stock for each share of FNB common stock. VFG shareholders will continue to hold one share of StellarOne Corporation common stock for each share of VFG stock. In the near future, letters of transmittal regarding the procedures for the exchange of shares will be sent to the former FNB shareholders.

About StellarOne Corporation

StellarOne Corporation is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. Through the activities of its affiliates, First National Bank, Planters Bank and Trust Company of Virginia, Second Bank & Trust, and Virginia Commonwealth Trust Company, StellarOne and its 965 employees operate 64 full-service branches, 4 loan production offices, and over 80 ATMs.

Caution Regarding Forward-Looking Statements

Statements made in this release may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger as well as other statements of expectations regarding the merger. StellarOne Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. StellarOne Corporation’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operation and future prospects of StellarOne Corporation include but are not limited to: (1) the businesses of VFG and/or FNB may not be integrated successfully by StellarOne Corporation or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the merger has been more costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by StellarOne Corporation with the Securities and Exchange Commission. StellarOne Corporation undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.